UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) December 11, 2015

AT&T Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code (210) 821-4105
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 11, 2015, AT&T Inc. ("AT&T") entered into a $12 billion credit agreement (the "Revolving Credit Agreement") with Citibank, N.A. ("Citibank"), as administrative agent, replacing its $5 billion credit agreement, dated as of December 11, 2013, with Citibank, as administrative agent, that would have expired in December 2018. In the event advances are made under the Revolving Credit Agreement, those advances would be used for general corporate purposes.
Subject to customary conditions, the obligations of the lenders under the Revolving Credit Agreement to provide advances to AT&T will terminate on December 11, 2020, unless prior to that date either: (i) AT&T reduces to $0 the commitments of the lenders under the Revolving Credit Agreement, or (ii) certain events of default occur. All advances must be repaid no later than the date on which lenders are no longer obligated to make any advances under the Revolving Credit Agreement.
The Revolving Credit Agreement provides that AT&T and lenders representing more than 50% of the facility amount may agree to extend their commitments under the Revolving Credit Agreement for two one-year periods beyond the December 11, 2020 termination date, under certain circumstances. AT&T has the right to terminate, in whole or in part, amounts committed by the lenders under the Revolving Credit Agreement in excess of any outstanding advances; however, any such terminated commitments may not be reinstated.
The Revolving Credit Agreement also provides that AT&T may request that the aggregate amount of the commitments of the lenders under the Revolving Credit Agreement be increased by an integral multiple of $25 million to be effective as of a date that is at least 90 days prior to the scheduled termination date then in effect, provided that no event of default has occurred and in no event shall the aggregate amount of the commitments of the lenders under the Revolving Credit Agreement at any time exceed $14 billion.
Advances would bear interest, at AT&T's option, either:
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at a variable annual rate equal to the highest of: (1)(a) the base rate of the bank affiliate of Citibank which is serving as administrative agent under the Revolving Credit Agreement, (b) 0.50% per annum above the Federal funds rate, and (c) the London interbank offered rate ("LIBOR") applicable to dollars for a period of one month plus 1.00%, plus (2) an applicable margin, as set forth in the Revolving Credit Agreement ("Applicable Margin for Base Advances"); or

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at a rate equal to: (i)  LIBOR for a period of one, two, three or six months, as applicable, determined in the manner set forth in the Revolving Credit Agreement, plus (ii) an applicable margin, as set forth in the Revolving Credit Agreement ("Applicable Margin for Eurocurrency Rate Advances").

The Applicable Margin for Eurocurrency Rate Advances will equal 0.680%, 0.910%, 1.025%, or 1.125% per annum depending on AT&T's credit rating. The Applicable Margin for Base Advances will be equal to the greater of 0.00% and the relevant Applicable Margin for Eurocurrency Rate Advances minus 1.00% per annum depending on AT&T's credit rating.
AT&T will also pay a facility fee of 0.070%, 0.090%, 0.100% or 0.125% per annum of the amount of lender commitments, depending on AT&T's credit rating.
In the event that AT&T's unsecured senior long-term debt ratings are split by Standard & Poor's ("S&P"), Moody's Investors Service ("Moody's") and Fitch, Inc. ("Fitch"), then the Applicable Margin for Eurocurrency Rate Advances will be determined by the highest of the three ratings, except that in the event the lowest of such ratings is more than one level below the highest of such ratings, then the Applicable Margin for Eurocurrency Rate Advances will be determined based on the level that is one level above the lowest of such ratings.
As of the date of this filing, AT&T's unsecured senior long-term debt is rated BBB+ (Stable) by S&P, Baa1 (Negative Outlook) by Moody's and A- (Stable) by Fitch and, accordingly, the facility fee applicable at this time is 0.090%. S&P, Moody's and Fitch may change their ratings at any time and AT&T disclaims any obligation to provide notice of any changes to these ratings.
Advances under the Revolving Credit Agreement after the effective date thereof are not conditioned on the absence of a material adverse change.

The Revolving Credit Agreement contains covenants that are customary for an issuer with an investment grade senior debt credit rating, as well as a net debt-to-EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in the Revolving Credit Agreement) financial ratio covenant that AT&T will maintain, as of the last day of each fiscal quarter, a ratio of not more than 3.5 to 1 of:
(A) all items that would be treated under accounting principles generally accepted in the United States (GAAP) as specified in the Revolving Credit Agreement as indebtedness on AT&T's consolidated balance sheet minus the amount by which the sum of (i) 100% of unrestricted cash and cash equivalents held by AT&T and its subsidiaries in the United States, and funds available on demand by AT&T and its subsidiaries in the United States (including but not limited to time deposits), and (ii) 65% of unrestricted cash and cash equivalents held by AT&T and its subsidiaries outside of the United States, exceeds $2 billion in the aggregate, to
(B) the net income of AT&T and its consolidated subsidiaries, determined on a consolidated basis for the four quarters then ended in accordance with GAAP, adjusted to exclude the effects of (a) gains or losses from discontinued operations, (b) any extraordinary or other non-recurring non-cash gains or losses (including non-cash restructuring charges), (c) accounting changes including any changes to Accounting Standards Codification 715 (or any subsequently adopted standards relating to pension and postretirement benefits) adopted by the Financial Accounting Standards Board after the date of the Revolving Credit Agreement, (d) interest expense, (e) income tax expense or benefit, (f) depreciation, amortization and other non-cash charges (including actuarial gains or losses from pension and postretirement plans), (g) interest income, (h) equity income and losses and (i) other non-operating income or expense. In the event AT&T makes a material acquisition or a material disposition (each as defined in the Revolving Credit Agreement) during the relevant four quarter period, pro forma effect will be given to such material acquisition or material disposition, as if such material acquisition or material disposition occurred on the first day of such period.
Events of default under the Revolving Credit Agreement, which would result in the acceleration or permit the lenders to accelerate, as applicable, required payment and which would increase the Applicable Margin for Eurocurrency Rate Advances and the Applicable Margin for Base Advances by 2.00% per annum, whether automatically or upon the request of the requisite lenders, as applicable, include the following:
●	Failure to pay principal or interest, fees or other amounts under the Revolving Credit Agreement beyond any applicable grace period,
●	Material breaches of representations and warranties in the Revolving Credit Agreement,
●	Failure to comply with the preservation of corporate existence, visitation rights or reporting requirements specified under the Revolving Credit Agreement,
●	Failure to comply with the negative covenants or the net debt-to-EBITDA ratio covenant described above,
●	Failure to comply with other covenants under the Revolving Credit Agreement for a specified period after notice,
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(1) Failure to pay when due other debt of $750 million after any applicable grace period, (2) the occurrence of any other event or condition under any agreement or instrument related to such other debt if the effect is to accelerate the maturity of such other debt or (3) the declaration of any such other debt to be due and payable prior to the stated maturity thereof or required to be prepaid or redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease is required to be made prior to the stated maturity thereof (clauses (2) and (3) are commonly referred to as "cross-acceleration"), except that no debt of a person that is merged into or consolidated with AT&T or any subsidiary of AT&T or that becomes a subsidiary of AT&T is covered by this cross-acceleration provision for a period of 90 days after the date that such other debt becomes debt of AT&T or any of its subsidiaries, and cross-acceleration does not apply to any prepayment or similar event resulting from a voluntary notice of prepayment or similar action,

●	Commencement by a creditor of enforcement proceedings within a specified period after a money judgment of $750 million or more has become final unless such claim is otherwise insured,
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Acquisition by any person or group of beneficial ownership of more than 50% of AT&T common shares or a change of more than a majority of AT&T's directors in any 24-month period other than as elected by the remaining directors (commonly referred to as a "change in control"),

●	Failure by AT&T or certain affiliates to make certain minimum funding payments under the Employee Retirement Income Security Act of 1974, and
●	Specified events of bankruptcy or insolvency.
The description of the Revolving Credit Agreement contained in this item 2.03 does not purport to be complete and is qualified in its entirety by reference to the Revolving Credit Agreement, which is incorporated by reference as Exhibit 10 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On December 11, 2015, in connection with the execution of the Revolving Credit Agreement, AT&T and the lenders terminated their obligations under the existing revolving $3 billion credit agreement with Citibank, N.A. as administrative agent.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 is incorporated by reference in this Item 2.03.
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10	$12,000,000,000 Amended and Restated Credit Agreement, dated December 11, 2015, among AT&T, certain lenders named therein and Citibank, N.A., as administrative agent.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T Inc.

By:	/s/ Paul W. Stephens
Paul W. Stephens Senior Vice President and Controller
Date: December 15, 2015

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